SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO 13d-2(b)

(Amendment No. 3)1

Jazz Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

472147 10 7

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

[1]

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR JP LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 10,504,338 shares (including warrants to purchase 597,837 shares)
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power 10,504,338 shares (including warrants to purchase 597,837 shares)
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,504,338 shares (including warrants to purchase 597,837 shares)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 24.6%*
12.	Type of Reporting Person OO

*	Represents the aggregate number of shares of common stock of Jazz Pharmaceuticals, Inc. held by the Reporting Person as of December 31, 2011 and percentage ownership based on shares outstanding as of November 4, 2011. See Item 4 of this Statement on Schedule 13G.

Page 2 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Millennium Fund L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 10,504,338 shares (including warrants to purchase 597,837 shares)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 10,504,338 shares (including warrants to purchase 597,837 shares)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,504,338 shares (including warrants to purchase 597,837 shares)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 24.6%*
12.	Type of Reporting Person PN

*	Represents the aggregate number of shares of common stock of Jazz Pharmaceuticals, Inc. held by the Reporting Person as of December 31, 2011 and percentage ownership based on shares outstanding as of November 4, 2011. See Item 4 of this Statement on Schedule 13G.

Page 3 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Associates Millennium L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 10,504,338 shares (including warrants to purchase 597,837 shares)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 10,504,338 shares (including warrants to purchase 597,837 shares)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,504,338 shares (including warrants to purchase 597,837 shares)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 24.6%*
12.	Type of Reporting Person PN

*	Represents the aggregate number of shares of common stock of Jazz Pharmaceuticals, Inc. held by the Reporting Person as of December 31, 2011 and percentage ownership based on shares outstanding as of November 4, 2011. See Item 4 of this Statement on Schedule 13G.

Page 4 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Millennium GP LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 10,504,338 shares (including warrants to purchase 597,837 shares)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 10,504,338 shares (including warrants to purchase 597,837 shares)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,504,338 shares (including warrants to purchase 597,837 shares)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 24.6%*
12.	Type of Reporting Person OO

*	Represents the aggregate number of shares of common stock of Jazz Pharmaceuticals, Inc. held by the Reporting Person as of December 31, 2011 and percentage ownership based on shares outstanding as of November 4, 2011. See Item 4 of this Statement on Schedule 13G.

Page 5 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Fund Holdings L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 10,504,338 shares (including warrants to purchase 597,837 shares)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 10,504,338 shares (including warrants to purchase 597,837 shares)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,504,338 shares (including warrants to purchase 597,837 shares)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 24.6%*
12.	Type of Reporting Person PN

*	Represents the aggregate number of shares of common stock of Jazz Pharmaceuticals, Inc. held by the Reporting Person as of December 31, 2011 and percentage ownership based on shares outstanding as of November 4, 2011. See Item 4 of this Statement on Schedule 13G.

Page 6 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Fund Holdings GP Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 10,504,338 shares (including warrants to purchase 597,837 shares)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 10,504,338 shares (including warrants to purchase 597,837 shares)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,504,338 shares (including warrants to purchase 597,837 shares)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 24.6%*
12.	Type of Reporting Person OO

*	Represents the aggregate number of shares of common stock of Jazz Pharmaceuticals, Inc. held by the Reporting Person as of December 31, 2011 and percentage ownership based on shares outstanding as of November 4, 2011. See Item 4 of this Statement on Schedule 13G.

Page 7 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR JP III LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 36,445 shares
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power 36,445 shares
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 36,445 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%*
12.	Type of Reporting Person OO

*	Represents the aggregate number of shares of common stock of Jazz Pharmaceuticals, Inc. held by the Reporting Person as of December 31, 2011 and percentage ownership based on shares outstanding as of November 4, 2011. See Item 4 of this Statement on Schedule 13G.

Page 8 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Partners III, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 36,445 shares
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 36,445 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 36,445 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%*
12.	Type of Reporting Person PN

*	Represents the aggregate number of shares of common stock of Jazz Pharmaceuticals, Inc. held by the Reporting Person as of December 31, 2011 and percentage ownership based on shares outstanding as of November 4, 2011. See Item 4 of this Statement on Schedule 13G.

Page 9 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR III GP LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 36,445 shares
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 36,445 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 36,445 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%*
12.	Type of Reporting Person OO

*	Represents the aggregate number of shares of common stock of Jazz Pharmaceuticals, Inc. held by the Reporting Person as of December 31, 2011 and percentage ownership based on shares outstanding as of November 4, 2011. See Item 4 of this Statement on Schedule 13G.

Page 10 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Financial Holdings III, LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person OO

Page 11 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Financial Holdings LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person OO

Page 12 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Financial Advisors LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person OO

Page 13 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Asset Management LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person OO

Page 14 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Kohlberg Kravis Roberts & Co. L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person PN

Page 15 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Management Holdings L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person PN

Page 16 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Management Holdings Corp.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person CO

Page 17 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Group Holdings L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 10,504,338 shares (including warrants to purchase 597,837 shares)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 10,504,338 shares (including warrants to purchase 597,837 shares)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,504,338 shares (including warrants to purchase 597,837 shares)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 24.6%*
12.	Type of Reporting Person PN

*	Represents the aggregate number of shares of common stock of Jazz Pharmaceuticals, Inc. held by the Reporting Person as of December 31, 2011 and percentage ownership based on shares outstanding as of November 4, 2011. See Item 4 of this Statement on Schedule 13G.

Page 18 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Group Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 10,504,338 shares (including warrants to purchase 597,837 shares)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 10,504,338 shares (including warrants to purchase 597,837 shares)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,504,338 shares (including warrants to purchase 597,837 shares)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 24.6%*
12.	Type of Reporting Person OO

*	Represents the aggregate number of shares of common stock of Jazz Pharmaceuticals, Inc. held by the Reporting Person as of December 31, 2011 and percentage ownership based on shares outstanding as of November 4, 2011. See Item 4 of this Statement on Schedule 13G.

Page 19 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR & Co. L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 10,504,338 shares (including warrants to purchase 597,837 shares)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 10,504,338 shares (including warrants to purchase 597,837 shares)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,504,338 shares (including warrants to purchase 597,837 shares)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 24.6%*
12.	Type of Reporting Person PN

*	Represents the aggregate number of shares of common stock of Jazz Pharmaceuticals, Inc. held by the Reporting Person as of December 31, 2011 and percentage ownership based on shares outstanding as of November 4, 2011. See Item 4 of this Statement on Schedule 13G.

Page 20 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Management LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 10,504,338 shares (including warrants to purchase 597,837 shares)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 10,504,338 shares (including warrants to purchase 597,837 shares)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,504,338 shares (including warrants to purchase 597,837 shares)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 24.6%*
12.	Type of Reporting Person OO

*	Represents the aggregate number of shares of common stock of Jazz Pharmaceuticals, Inc. held by the Reporting Person as of December 31, 2011 and percentage ownership based on shares outstanding as of November 4, 2011. See Item 4 of this Statement on Schedule 13G.

Page 21 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Henry R. Kravis
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 10,540,783 shares (including warrants to purchase 597,837 shares)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 10,540,783 shares (including warrants to purchase 597,837 shares)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,540,783 shares (including warrants to purchase 597,837 shares)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 24.7%*
12.	Type of Reporting Person IN

*	Represents the aggregate number of shares of common stock of Jazz Pharmaceuticals, Inc. held by the Reporting Person as of December 31, 2011 and percentage ownership based on shares outstanding as of November 4, 2011. See Item 4 of this Statement on Schedule 13G.

Page 22 of 35 pages.

CUSIP No. 472147 10 7	13G

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) George R. Roberts
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 10,540,783 shares (including warrants to purchase 597,837 shares)
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 10,540,783 shares (including warrants to purchase 597,837 shares)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,540,783 shares (including warrants to purchase 597,837 shares)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 24.7%*
12.	Type of Reporting Person IN

*	Represents the aggregate number of shares of common stock of Jazz Pharmaceuticals, Inc. held by the Reporting Person as of December 31, 2011 and percentage ownership based on shares outstanding as of November 4, 2011. See Item 4 of this Statement on Schedule 13G.

Page 23 of 35 pages.

This Amendment No. 3 to the Schedule 13G (“Amendment No. 3”) relating to Jazz Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is being filed on behalf of the undersigned to amend the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2008, as amended (as amended, the “Schedule 13G”). This Amendment No. 3 is the final amendment to the Schedule 13G and is an exit filing.

Item 1.

(a)	Name of Issuer:

Jazz Pharmaceuticals, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

3180 Porter Drive

Palo Alto, CA 94304

Item 2.

(a)	Name of Persons Filing:

KKR JP LLC

KKR Millennium Fund L.P.

KKR Associates Millennium L.P.

KKR Millennium GP LLC

KKR Fund Holdings L.P.

KKR Fund Holdings GP Limited

KKR JP III LLC

KKR Partners III, L.P.

KKR III GP LLC

KKR Financial Holdings III, LLC

KKR Financial Holdings LLC

KKR Financial Advisors LLC

KKR Asset Management LLC

Kohlberg Kravis Roberts & Co. L.P.

KKR Management Holdings L.P.

KKR Management Holdings Corp.

KKR Group Holdings L.P.

KKR Group Limited

KKR & Co. L.P.

KKR Management LLC

Henry R. Kravis

George R. Roberts

(b)	Address of Principal Business Office:

The address of the principal business office of KKR JP LLC, KKR Millennium Fund L.P., KKR Associates Millennium L.P., KKR Millennium GP LLC, KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR JP III LLC, KKR Partners III, L.P., KKR III GP

Page 24 of 35 pages.

LLC, Kohlberg Kravis Roberts & Co. L.P., KKR Management Holdings L.P., KKR Management Holdings Corp., KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P., KKR Management LLC and Henry R. Kravis is:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

The address of the principal business office of George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

The address of the principal business office of KKR Financial Holdings III, LLC, KKR Financial Holdings LLC, KKR Financial Advisors LLC and KKR Asset Management LLC is:

555 California Street, 50th Floor

San Francisco, CA 94104

(c)	Citizenship:

See Item 4 of each cover page.

(d)	Title of Class of Securities:

Common Stock, par value $0.0001 per share

(e)	CUSIP Number:

472147 10 7

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount Beneficially Owned:

As of December 31, 2011, KKR JP LLC (“KKR JP”) directly held 9,906,501 shares of Common Stock of the Company, and warrants to purchase 597,837 shares of Common Stock of the Company. As the sole member of KKR JP, KKR Millennium Fund L.P. (“KKR Millennium Fund”) may be deemed to be the beneficial owner of such securities held by KKR JP. As the sole general partner of KKR Millennium Fund, KKR Associates Millennium L.P. (“KKR

Page 25 of 35 pages.

Associates Millennium”) also may be deemed to be the beneficial owner of such securities held by KKR JP. As the sole general partner of KKR Associates Millennium, KKR Millennium GP LLC (“KKR Millennium GP”) also may be deemed to be the beneficial owner of such securities held by KKR JP. As the designated member of KKR Millennium GP, KKR Fund Holdings L.P. (“KKR Fund Holdings”) also may be deemed to be the beneficial owner of such securities held by KKR JP. As a general partner of KKR Fund Holdings, KKR Fund Holdings GP Limited (“KKR Fund Holdings GP”) also may be deemed to be the beneficial owner of such securities held by KKR JP.

As of December 31, 2011, KKR JP III LLC (“KKR JP III”) directly held 36,445 shares of common stock of the Company. As the sole member of KKR JP III, KKR Partners III, L.P. (“KKR Partners III”) may be deemed to be the beneficial owner of such securities held by KKR JP III. As the sole general partner of KKR Partners III, KKR III GP LLC (“KKR III GP”) also may be deemed to be the beneficial owner of such securities held by KKR JP III.

Each of KKR Group Holdings L.P. (“KKR Group Holdings”) (as the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings L.P.); KKR Group Limited (“KKR Group”) (as the general partner of KKR Group Holdings); KKR & Co. L.P. (“KKR & Co.”) (as the sole shareholder of KKR Group); and KKR Management LLC (“KKR Management”) (as the general partner of KKR & Co.) may be deemed to be the beneficial owner of the securities held by KKR JP.

As the designated members of KKR Management LLC and the managers of KKR III GP LLC, Messrs. Henry R. Kravis and George R. Roberts may be deemed to be the beneficial owner of the securities held by KKR JP and KKR JP III. Messrs. Henry R. Kravis and George R. Roberts have also been designated as managers of KKR Millennium GP by KKR Fund Holdings.

Each Reporting Person disclaims beneficial ownership of the securities held by KKR JP and KKR JP III.

On January 18, 2012, the merger contemplated by the Agreement and Plan of Merger and Reorganization by and among Jazz Pharmaceuticals plc (formerly Azur Pharma Public Limited Company), Jaguar Merger Sub Inc., Seamus Mulligan and the Company, dated as of September 19, 2011, became effective. At such time, pursuant to the terms of the Merger Agreement, each share of the Company’s Common Stock was cancelled and automatically converted into the right to receive one ordinary share of Jazz Pharmaceuticals plc (“New Jazz”) and each warrant to purchase shares of the Company’s Common Stock was cancelled and automatically converted into the right to receive a warrant to purchase the number of New Jazz ordinary shares equal to the number of shares of the Company’s Common Stock subject to such warrant immediately prior to the effective time. As a result, as of January 18, 2012, the Reporting Persons are no longer the beneficial owners of any securities of the Company.

Page 26 of 35 pages.

The persons named in Item 2(a) of this Schedule 13G may be deemed to be a group with respect to the securities of the Company which they hold directly or indirectly. Such persons disclaim such group membership.

(b)	Percent of Class:

See Item 11 of each cover page.

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

See Item 5 of each cover page.

(ii) Shared power to vote or direct the vote:

See Item 6 of each cover page.

(iii) Sole power to dispose or direct the disposition of:

See Item 7 of each cover page.

(iv) Shared power to dispose or direct the disposition of:

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

As of August 10, 2011, KKR Financial Holdings III, LLC, KKR Financial Holdings LLC, KKR Financial Advisors LLC, KKR Asset Management LLC, Kohlberg Kravis Roberts & Co. L.P., KKR Management Holdings L.P. and KKR Management Holdings Corp. ceased to be the beneficial owners of any shares of the Company’s Common Stock. As of January 18, 2012, the other Reporting Persons ceased to be the beneficial owners of any shares of the Company’s Common Stock.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See Item 4 above. To the best knowledge of the Reporting Persons, no one other than the Reporting Persons, the partners, members, affiliates or shareholders of the Reporting Persons and any other persons named in Item 4 has the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of common stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Page 27 of 35 pages.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

See Attachment A.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable.

Page 28 of 35 pages.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 31, 2012	KKR JP LLC

/s/ Richard J. Kreider
	Name:	Richard J. Kreider,
	Title:	Attorney-in-Fact for William J. Janetschek, Chief Financial Officer

Dated: January 31, 2012	KKR Millennium Fund L.P.

	By:	KKR Associates Millennium L.P,
	Its:	General Partner

		By:	KKR Millennium GP LLC
		Its:	General Partner

/s/ Richard J. Kreider
	Name:	Richard J. Kreider,
	Title:	Attorney-in-Fact for Henry R. Kravis, Manager

/s/ Richard J. Kreider
	Name:	Richard J. Kreider,
	Title:	Attorney-in-Fact for George R. Roberts, Manager

Dated: January 31, 2012	KKR Associates Millennium L.P.

	By:	KKR Millennium GP LLC
	Its:	General Partner

/s/ Richard J. Kreider
	Name:	Richard J. Kreider,
	Title:	Attorney-in-Fact for Henry R. Kravis, Manager

/s/ Richard J. Kreider
	Name:	Richard J. Kreider,
	Title:	Attorney-in-Fact for George R. Roberts, Manager

Page 29 of 35 pages.

Dated: January 31, 2012	KKR Millennium GP LLC
/s/ Richard J. Kreider
Name: Richard J. Kreider,
Title: Attorney-in-Fact for Henry R. Kravis, Manager
/s/ Richard J. Kreider
Name: Richard J. Kreider,
Title: Attorney-in-Fact for George R. Roberts, Manager
Dated: January 31, 2012	KKR Fund Holdings L.P.
By: KKR Fund Holdings GP Limited,
Its: General Partner
/s/ Richard J. Kreider
Name: Richard J. Kreider,
Title: Attorney-in-Fact for William J. Janetschek, Director
Dated: January 31, 2012	KKR Fund Holdings GP Limited
/s/ Richard J. Kreider
Name: Richard J. Kreider,
Title: Attorney-in-Fact for William J. Janetschek, Director
Dated: January 31, 2012	KKR JP III LLC
/s/ Richard J. Kreider
Name: Richard J. Kreider,
Title: Attorney-in-Fact for William J. Janetschek, Chief Financial Officer
Dated: January 31, 2012	KKR Partners III, L.P.
By: KKR III GP LLC
Its: General Partner
/s/ Richard J. Kreider
Name: Richard J. Kreider,
Title: Attorney-in-Fact for William J. Janetschek, Member
Dated: January 31, 2012	KKR III GP LLC
/s/ Richard J. Kreider
Name: Richard J. Kreider,
Title: Attorney-in-Fact for William J. Janetschek, Member

Page 30 of 35 pages.

Dated: January 31, 2012	KKR Financial Holdings III, LLC

By: KKR Financial Holdings LLC
Its: Sole Member

/s/ Nicole J. Marcarchuk
Name: Nicole J. Marcarchuk,
Title: General Counsel

Dated: January 31, 2012	KKR Financial Holdings LLC

/s/ Nicole J. Marcarchuk
Name: Nicole J. Marcarchuk,
Title: General Counsel

Dated: January 31, 2012	KKR Financial Advisors LLC

By: KKR Asset Management LLC
Its: Sole Member

/s/ Nicole J. Marcarchuk
Name: Nicole J. Marcarchuk,
Title: General Counsel

Dated: January 31, 2012	KKR Asset Management LLC

/s/ Nicole J. Marcarchuk
Name: Nicole J. Marcarchuk,
Title: General Counsel

Dated: January 31, 2012	Kohlberg Kravis Roberts & Co. L.P.

By: KKR Management Holdings L.P.
Its: General Partner

By: KKR Management Holdings Corp.,
Its: General Partner

/s/ Richard J. Kreider
Name: Richard J. Kreider,
Title: Attorney-in-Fact for William J. Janetschek, Chief Financial Officer

Page 31 of 35 pages.

Dated: January 31, 2012	KKR Management Holdings L.P.

By: KKR Management Holdings Corp.,
Its: General Partner

/s/ Richard J. Kreider
Name: Richard J. Kreider,
Title: Attorney-in-Fact for William J. Janetschek, Chief Financial Officer

Dated: January 31, 2012	KKR Management Holdings Corp.

/s/ Richard J. Kreider
Name: Richard J. Kreider,
Title: Attorney-in-Fact for William J. Janetschek, Chief Financial Officer

Dated: January 31, 2012	KKR Group Holdings L.P.

By: KKR Group Limited
Its: General Partner

/s/ Richard J. Kreider
Name: Richard J. Kreider,
Title: Attorney-in-Fact for William J. Janetschek, Director

Dated: January 31, 2012	KKR Group Limited

/s/ Richard J. Kreider
Name: Richard J. Kreider,
Title: Attorney-in-Fact for William J. Janetschek, Director

Dated: January 31, 2012	KKR & Co. L.P.

By: KKR Management LLC,
Its: General Partner

/s/ Richard J. Kreider
Name: Richard J. Kreider,
Title: Attorney-in-Fact for William J. Janetschek, Chief Financial Officer

Page 32 of 35 pages.

Dated: January 31, 2012	KKR Management LLC

/s/ Richard J. Kreider
Name: Richard J. Kreider,
Title: Attorney-in-Fact for William J. Janetschek, Chief Financial Officer

Dated: January 31, 2012	Henry R. Kravis

/s/ Richard J. Kreider
Name: Richard J. Kreider,
Title: Attorney-in-Fact

Dated: January 31, 2012	George R. Roberts

/s/ Richard J. Kreider
Name: Richard J. Kreider,
Title: Attorney-in-Fact

Page 33 of 35 pages.

ATTACHMENT A

KKR JP LLC, KKR Millennium Fund L.P., KKR Associates Millennium L.P., KKR Millennium GP LLC, KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR JP III LLC, KKR Partners III, L.P., KKR III GP LLC, KKR Financial Holdings III, LLC, KKR Financial Holdings LLC, KKR Financial Advisors LLC, KKR Asset Management LLC, Kohlberg Kravis Roberts & Co. L.P., KKR Management Holdings L.P., KKR Management Holdings Corp., KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P., KKR Management LLC, Henry R. Kravis and George R. Roberts may be deemed to be a group under Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to the securities of the Company. Such persons disclaim such group membership. The filing of this statement shall not be deemed an admission that, for purposes of Section 13 of the Exchange Act, or otherwise, a Reporting Person is the beneficial owner of equity securities covered by this statement or any other statement that are beneficially owned, directly or indirectly, by any other person.

Page 34 of 35 pages.

EXHIBIT INDEX

Exhibit 1 -	Joint Filing Agreement dated as of October 1, 2009 (incorporated by reference to Amendment No. 2 to Schedule 13G filed October 13, 2009)

Exhibit 2 -	Power of Attorney dated as of July 31, 2005 (incorporated by reference to Schedule 13G filed February 13, 2008)

Exhibit 3 -	Power of Attorney dated as of July 31, 2005 (incorporated by reference to Exhibit 24.1 of Form 3 filed May 31, 2007)

Exhibit 4 -	Power of Attorney dated as of February 1, 2010 (incorporated by reference to Exhibit 24.1 of Form 4 filed January 18, 2012)

Page 35 of 35 pages.